EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATE:      April 30, 2010
CONTACT:     Gerard P. Cuddy
       President and Chief Executive Officer
PHONE:            (215) 864-6000

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES FIRST QUARTER 2010 RESULTS

PHILADELPHIA, PENNSYLVANIA, April 30, 2010 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three months ended March 31, 2010.

For the three months ended March 31, 2010, Beneficial recorded net income of $7.5 million, or $0.10 per share, compared to net income of $6.2 million, or $0.08 per share, for the three months ended December 31, 2009 and $5.1 million, or $0.07 per share, for the three months ended March 31, 2009.

“We are pleased with our performance for the quarter and have grown our earnings, assets, core deposits and insurance services by aligning the products and services we offer with the needs of our customers,” said Gerard Cuddy, Beneficial’s President and CEO. “We are committed to educating our customers and providing the tools necessary to make wise financial decisions. Our two new Cherry Hill campuses, opening May 15, 2010, will exemplify our commitment by providing Free Financial Workshops, a Learning Library, Knowledge Bar and a Little Learner’s Corner to our customers. We remain well capitalized and will continue to invest in our customers, employees and communities to do the right thing financially.”

Highlights for the quarter ended March 31, 2010:

•	Total deposits increased by $79.8 million, or 2.3%, to $3.6 billion at March 31, 2010, from $3.5 billion at December 31, 2009.

•	Total investment securities increased $190.1 million, or 13.9%, to $1.6 billion at March 31, 2010 from $1.4 billion at December 31, 2009.

•	Net interest income for the three months ended March 31, 2010 increased to $36.3 million, from $34.8 million for the three months ended December 31, 2009, an increase of $1.5 million or 4.4%.

•	Non-interest income increased to $8.3 million for the three months ended March 31, 2010 from $6.2 million for the three months ended December 31, 2009, an increase of $2.1 million, or 33.4%.

•	Non-interest expense decreased to $30.5 million for the three months ended March 31, 2010 from $31.2 million for the three months ended December 31, 2009, a decrease of $0.7 million, or 2.2%.

Balance Sheet

At March 31, 2010 total assets increased $36.3 million, or 0.8%, to $4.7 billion from December 31, 2009.  The growth in total assets was primarily due to an increase in investment securities of $190.1 million partially offset by decreases in cash, trading securities and premises and equipment. Investment securities purchased during the quarter consisted of government sponsored enterprise notes, municipal anticipation notes and tax exempt bonds. Total deposits increased $79.8 million, or 2.3%, to $3.6 billion at March 31, 2010, compared to $3.5 billion at December 31, 2009, as core deposits increased by $155.6 million, while time deposits decreased by $79.1 million.

At March 31, 2010, Beneficial’s stockholders’ equity equaled $646.4 million, or 13.7% of total assets, compared to $637.0 million, or 13.6% of total assets, at December 31, 2009, and $620.3 million, or 15.3% of total assets at March 31, 2009.

Asset Quality

Non-performing loans, including loans 90 days past due and still accruing, totaled $120.6 million, or 2.6% of total assets, at March 31, 2010, up from $120.5 million at December 31, 2009.  At March 31, 2010, non-performing loans consisted of $83.5 million in commercial loans, $32.2 million in consumer loans and $4.9 million in residential real estate loans.  Of the total non-performing consumer loans, $31.7 million, or 98.3%, are government guaranteed student loans.  Net charge-offs during the three-month period ended March 31, 2010 were $4.4 million, compared to $0.5 million during the three months ended December 31, 2009.  The charge-offs during the quarter consisted primarily of several commercial loans that were fully reserved for at December 31, 2009.  The allowance for loan losses at March 31, 2010 totaled $46.4 million, or 1.7% of total loans outstanding, compared to $45.9 million, or 1.6% of total loans outstanding, at December 31, 2009.

The Bank recorded a provision for loan losses of $5.0 million during the three months ended March 31, 2010, compared to a provision of $3.6 million for the quarter ended December 31, 2009.  The provision includes reserves for specific commercial and residential loans, as well as general reserves resulting from the ongoing evaluation of risk factors applied to the loan portfolio in combination with portfolio growth. We continue to rigorously review our loan portfolio to ensure that the collateral values remain sufficient to support the outstanding balances.

Net Interest Income

Beneficial’s net interest income increased $1.5 million, or 4.4%, to $36.3 million for the quarter ended March 31, 2010, compared to $34.8 million for quarter ended December 31, 2009.  The net interest margin increased 5 basis points to 3.34% for the three months ended March 31, 2010, from 3.29% for the three months ended December 31, 2009. These increases were due to an increase in interest income of $33.0 thousand coupled with a decrease in interest expense of $1.5 million.

Non-interest Income

Non-interest income increased to $8.3 million for the three months ended March 31, 2010, up $2.1 million from $6.2 million recorded for the quarter ended December 31, 2009.  The increase in non-interest income resulted primarily from an increase in insurance commission and related income of $1.1 million and an increase in gain on sale of investment securities available for sale of $1.0 million. During the quarter ended March 31, 2010, the Company recorded no impairment charge on investment securities available for sale compared to an impairment charge of $161.0 thousand during the quarter ended December 31, 2009.

Non-interest Expense

Non-interest expense totaled $30.5 million for the three months ended March 31, 2010, down $0.7 million, or 2.2%, from $31.2 million for the three months ended December 31, 2009.  The decrease resulted from decreases in marketing, loan and professional fee expenses which were partially offset by increases in salaries and benefits, utilities, other real estate owned and FDIC insurance expenses.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services.  Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853.  The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 68 offices in the greater Philadelphia and South Jersey regions.  Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios.  Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except share amounts)
	March 31, 2010	December 31, 2009	March 31, 2009
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$41,102	$39,739	$72,996
Interest-bearing deposits	7,457	139,962	250
Total cash and cash equivalents	48,559	179,701	73,246

Trading Securities	3,526	31,825	-

Investment Securities:
Available-for-sale (amortized cost of $1,423,888 at March 31, 2010 and $1,260,670 and $1,017,591 at December 31 and March 31, 2009 respectively)	1,453,697	1,287,106	1,041,615
Held-to-maturity (estimated fair value of $73,591 at March 31, 2010 and $49,853 and $65,872 at December 31and March 31, 2009, respectively)	71,534	48,009	64,061
Federal Home Loan Bank stock, at cost	28,068	28,068	28,068
Total investment securities	1,553,299	1,363,183	1,133,744

Loans:	2,785,122	2,790,119	2,544,278
Allowance for loan losses	(46,390)	(45,855)	(37,345)
Net loans	2,738,732	2,744,264	2,506,933

Accrued Interest Receivable	20,062	19,375	18,186

Bank Premises and Equipment, net	67,162	81,255	78,328

Other Assets:
Goodwill	110,486	110,486	111,462
Bank owned life insurance	32,740	32,357	31,216
Other intangibles	19,547	20,430	23,094
Other assets	115,865	90,804	73,287
Total other assets	278,638	254,077	239,059

Total Assets	$4,709,978	$4,673,680	$4,049,496

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$268,379	$242,412	$243,845
Interest bearing deposits	3,320,670	3,266,835	2,675,109
Total deposits	3,589,049	3,509,247	2,918,954
Borrowed funds	408,304	433,620	443,687
Other liabilities	66,214	93,812	66,544
Total liabilities	4,063,567	4,036,679	3,429,185
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value, 100,000,000 shares authorized, none issued or outstanding as of March 31, 2010 and December 31 and March 31, 2009	-	-	-
Common Stock – $.01 par value, 300,000,000 shares authorized, 82,264,457 shares issued and 81,853,553 shares outstanding as of March 31, 2010 and December 31, 2009 and 82,264,457 shares issued and 82,052,553 shares outstanding as of March 31, 2009	823	823	823
Additional paid-in capital	345,900	345,356	343,093
Unearned common stock held by employee stock ownership plan	(24,736)	(25,489)	(27,609)
Retained earnings (partially restricted)	320,722	313,195	301,234
Accumulated other comprehensive income (loss), net	7,298	6,712	4,618
Treasury stock, at cost, 410,904 shares, at March 31, 2010 and December 31, 2009 and 211,904 shares at March 31, 2009	(3,596)	(3,596)	(1,848)
Total stockholders’ equity	646,411	637,001	620,311

Total Liabilities and Stockholders’ Equity	$4,709,978	$4,673,680	$4,049,496

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
INTEREST INCOME:
Interest and fees on loans	$36,513	$36,660	$33,357
Interest on overnight investments	125	110	2
Interest on trading securities	34	1	-
Interest and dividends on investment securities:
Taxable	12,267	12,145	13,613
Tax-exempt	1,141	1,131	556
Total interest income	50,080	50,047	47,528

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	2,559	2,637	1,984
Money market and savings deposits	2,273	2,404	3,451
Time deposits	4,580	5,564	7,946
Total	9,412	10,605	13,381
Interest on borrowed funds	4,364	4,675	4,668
Total interest expense	13,776	15,280	18,049

Net interest income	36,304	34,767	29,479

Provision for loan losses	4,950	3,597	3,000
Net interest income after provision for loan losses	31,354	31,170	26,479

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	3,010	1,854	2,748
Service charges and other income	3,264	3,523	3,652
Impairment charge on securities available-for-sale	-	(161)	(1,230)
Gain on sale of investment securities available-for-sale	2,003	982	2,848
Trading securities profits	27	28	-
Total non-interest income	8,304	6,226	8,018

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,633	15,387	14,275
Occupancy expense	3,145	2,920	3,203
Depreciation, amortization and maintenance	2,177	2,098	2,227
Marketing expense	1,045	1,764	1,749
Intangible amortization expense	883	881	891
FDIC Insurance	1,322	1,249	464
Other	6,280	6,857	5,629
Total non-interest expense	30,485	31,156	28,438
Income before income taxes	9,173	6,240	6,059
Income tax expense	1,646	49	931

NET INCOME	$7,527	$6,191	$5,128

EARNINGS PER SHARE – Basic	$0.10	$0.08	$0.07
EARNINGS PER SHARE – Diluted	$0.10	$0.08	$0.07

Average common shares outstanding – Basic	77,785,046	77,687,208	77,756,281
Average common shares outstanding – Diluted	77,915,633	77,765,818	77,797,091

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Selected Consolidated Financial and Other Data of the Company (Unaudited)
(Dollars in thousands)

	March 31, 2010	December 31, 2009	March 31, 2009

ASSET QUALITY INDICATORS:
Non-performing assets:
Non-accruing loans	$72,309	$72,307	$20,706
Accruing loans past due 90 days or more*	48,313	48,175	17,550
Total non-performing loans	120,622	120,482	38,256

Troubled debt restructurings	22,412	33,337	16,467
Real estate owned	8,202	9,061	6,316

Total non-performing assets	$151,236	$162,880	$61,039

Non-performing loans to total loans	4.33%	4.32%	1.50%

Non-performing loans to total assets	2.56%	2.58%	0.94%

Non-performing assets to total assets	3.21%	3.49%	1.51%

Non-performing assets less accruing loans Past due 90 days or more to total assets	2.19%	2.45%	1.07%

* Includes $31.7 million, $36.8 million and $6.6 million in government guaranteed student loans as of March 31, 2010, December 31, 2009 and March 31, 2009, respectively.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.64%	0.53%	0.52%
Return on average equity	4.74%	3.84%	3.39%
Net interest margin	3.34%	3.29%	3.22%